Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This AMENDMENT NO. 1, dated as of July 2, 2017 (this “Amendment”), to the Rights Agreement, dated as of January 26, 2016 (the “Rights Agreement”), by and between MRV Communications, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”). Capitalized terms used but not defined in this Amendment have the meanings specified in the Rights Agreement.

RECITALS

WHEREAS, this Amendment is entered into in connection with the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among ADVA NA Holdings, Inc., a Delaware corporation (“Parent”), Golden Acquisition Corporation, a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and the Company, with respect to a tender offer to acquire all of the shares of Common Stock of the Company by Parent and Merger Sub (the “Offer”) and the subsequent merger of Merger Sub with and into the Company in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “Merger”);

WHEREAS, simultaneously with the execution and delivery of the Merger Agreement, certain stockholders of the Company are entering into tender and support agreements with Parent and Merger Sub (collectively, the “Support Agreements”);

WHEREAS, pursuant to Section 26 of the Rights Agreement, prior to the time at which the Rights cease to be redeemable pursuant to the Rights Agreement, the Company may in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement in any respect without the approval of any holders of Rights or Common Stock;

WHEREAS, as of immediately prior to the execution of this Amendment, (i) neither a Trigger Event nor the Distribution Date has occurred and (ii) no Right Certificates are outstanding under the Rights Agreement;

WHEREAS, the Board has determined in good faith that (i) the Merger Agreement, the Support Agreements and the transactions contemplated thereby, including the Offer and the Merger, are fair to, advisable, and in the best interests of the Company and its stockholders and (ii) it is in the best interests of the Company and its stockholders to amend the Rights Agreement to fully exempt and otherwise preclude each of the approval, execution and delivery of, and performance under, the Merger Agreement and the Support Agreements and commencement and consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Support Agreements from the application of the Rights Agreement;

WHEREAS, the Company desires to amend the Rights Agreement in connection with the foregoing, pursuant to Section 26 of the Rights Agreement, as set forth herein, and the Company and the Rights Agent desire to evidence such amendment in writing; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

AMENDMENT

NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend the Rights Agreement as follows:

1.             The following sentence is added to the end of the definition of “Acquiring Person” in Section 1.1 of the Rights Agreement:

Notwithstanding anything in this Agreement to the contrary, neither ADVA NA Holdings, Inc., a Delaware corporation (“Parent”), nor any direct or indirect wholly owned subsidiary of Parent, nor any of its or their Affiliates or Associates shall be deemed to be an Acquiring Person, including as a result of one or more of (i) the approval, execution and delivery of, and performance under, (A) the Agreement and Plan of Merger, dated as of July 2, 2017, among Parent, Golden Acquisition Corporation, a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and the Company (as such agreement may be amended or supplemented from time to time, the “Merger Agreement”), or (B) the Tender and Support Agreements, dated as of July 2, 2017, between Parent and certain Company stockholders (as such agreements may be amended or supplemented from time to time, the “Support Agreements”), or (ii) the commencement and consummation of (A) the tender offer to acquire all of the shares of Common Stock by Parent and Merger Sub contemplated by the Merger Agreement (the “Offer”), (B) the merger contemplated by the Merger Agreement (the “Merger”), or (C) any of the other transactions contemplated by the Merger Agreement.

2.             The following paragraph is added to the end of the definition of “Beneficial Owner” in Section 1.3 of the Rights Agreement:

Notwithstanding anything in this Agreement to the contrary, neither Parent, nor Merger Sub, nor any of their Affiliates or Associates shall be deemed to be the “Beneficial Owner” of, to have “Beneficial Ownership” of, or to “Beneficially Own” any shares of Common Stock which Parent or Merger Sub would otherwise be deemed to “Beneficially Own” pursuant to this Section 1.3 solely as a result of one or more of the approval, execution and delivery of, and performance under, the Merger Agreement or the Support Agreements, or the commencement and consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or the Support Agreements.

3.             Section 7.1 of the Rights Agreement is amended and restated in its entirety as follows:

Subject to Section 11.1.2 and except as otherwise provided herein, the registered holder of any Right Certificate may exercise the Rights evidenced thereby in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and certification on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price for the total number of one one-thousandths of a share of Preferred Stock (or other securities, cash or other assets) as to which the Rights are exercised, at or prior to the time (the “Expiration Date”) that is the earliest of (i) the close of business on January 26, 2019 (the “Final Expiration Date”), (ii) the date of the final adjournment of the annual meeting scheduled to be held in 2016, (iii) the time at which the Rights are redeemed as provided in Section 23 (the “Redemption Date”), (iv) the time at which the Rights are exchanged as provided in Section 27, (v) the time at which the Company’s Board of Directors determines that the NOLs are fully utilized or no longer available under Section 382 of the Code, or (vi) the time immediately prior to the Effective Time (as defined in the Merger Agreement).

4.             The following sentence is added at the end of Section 15 of the Rights Agreement:

Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with the approval, execution or delivery of, or performance under, the Merger Agreement or the Support Agreements or the commencement or consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or the Support Agreements.

5.             New Section 36 is added to the end of the Rights Agreement to read in its entirety as follows:

Section 36. Merger Agreement. Notwithstanding any other provision of this Agreement to the contrary, none of the approval, execution or delivery of, or performance under, the Merger Agreement or the Support Agreements, or the commencement or consummation of Offer or the Merger or any of the other transactions contemplated by the Merger Agreement or the Support Agreements, shall result in a Distribution Date, a Stock Acquisition Date or Trigger Event or in any way permit any Rights to be exercised pursuant to this Agreement (including pursuant to Sections 7.1 or 11.1.2) or otherwise for any capital stock, cash, property or other consideration or exchanged pursuant to Section 27, nor will such approval, execution, or delivery of, or performance under, the Merger Agreement or the Support Agreements, or the commencement or consummation of the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement or the Support Agreements, result in any separation of the Rights from the underlying Common Shares or require or permit the Rights to be evidenced by, or to be transferable pursuant to, Right Certificates separate from certificates for Common Stock pursuant to Section 3.1 or otherwise, nor entitle or permit the holders of the Rights to exercise the Rights or otherwise increase the rights of, or grant any rights to, the holders of the Rights. Notwithstanding any other provision of this Agreement, this Agreement shall be inapplicable to the approval, execution and delivery of, or performance under, the Merger Agreement and the Support Agreements and the commencement and consummation of the Offer, the Merger and any of the other transactions contemplated by the Merger Agreement.  This Agreement shall expire immediately prior to the Effective Time (as defined in the Merger Agreement).

6.             Exhibits B and C to the Rights Agreement are deemed to be amended in a manner consistent with this Amendment.

7.             This Amendment shall be deemed effective as of the date first written above, as if executed on such date.  Except as expressly set forth in this Amendment, the Rights Agreement will not otherwise be supplemented or amended by virtue hereof and will remain in full force and effect.

8.             This Amendment shall be deemed to be a contract made under the internal laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

9.             This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the date first written above.

MRV COMMUNICATIONS, INC.

By:	/s/ Stephen Krulik
	Name:	Stephen G. Krulik
	Title:	Treasurer, Corporate Secretary, and Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST, LLC

By:	/s/ Jennifer Donovan
	Name:	Jennifer Donovan
	Title:	Senior Vice President

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